UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2015

_____________________

 VERSO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 13, 2015, the New York Stock Exchange, or “NYSE,” notified Verso that we have fallen below the NYSE’s continued listing standard requiring that our average market capitalization be at least $50 million over a consecutive 30-trading-day period. As of August 13, 2015, the date of the NYSE notification, Verso’s average market capitalization over the past 30 consecutive trading days was approximately $44.2 million.
Under the NYSE’s rules, Verso has 45 days from the date of the NYSE notification to submit to them a business plan to demonstrate our ability to achieve compliance with the average market capitalization standard within 18 months after the notification date, i.e., by February 13, 2017. We intend to submit a business plan to the NYSE by the due date of September 27, 2015. The NYSE then will have 45 days to evaluate the business plan and determine whether Verso has made a reasonable demonstration of our ability to achieve compliance with the average market capitalization standard within the 18-month plan period. The NYSE either will accept the business plan, at which time Verso will be subject to quarterly monitoring for compliance with the plan, or it will not accept the business plan, in which case we will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission. In the meantime, Verso’s common stock will continue to be traded on the NYSE, subject to our compliance with other NYSE continued listing requirements.
On August 19, 2015, Verso issued a press release announcing the developments disclosed in this report. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on August 19, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 19, 2015

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on August 19, 2015.